Exhibit 99

               Snap-on Announces 2005 Fourth-quarter and
  Full-year Results; Achieves EPS of $0.47 for the quarter and $1.59 for the full year

   KENOSHA, Wis.--(BUSINESS WIRE)--Feb. 1, 2006--

    Raises quarterly dividend 8% to $0.27; Announces 2006 strategic priorities to continue progress and achieve sustainable profitable growth

   Snap-on Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, announced fourth-quarter and full-year results for 2005.

   -- Net earnings for the fourth quarter of 2005 were $27.4 million, or $0.47 per diluted share. This compares with net earnings of $24.0 million, or $0.42 per diluted share, a year ago.

   -- Operating earnings increased 14.7% to $43.6 million in the fourth quarter of 2005 compared with operating earnings of $38.0 million a year ago. The operating margin on total revenue improved to 7.6% from 6.2% a year ago.

   -- Net sales were $563.4 million in the fourth quarter of 2005 compared to $591.8 million in the prior year. Total revenue, which includes financial services, was $573.6 million compared to $610.0 million a year ago.

   -- Cash flow from operating activities was $104.4 million in the 2005 fourth quarter. This cash flow was used to fund $12.3 million of capital expenditures and $29.0 million for share repurchases and shareholder dividends. Additionally, Snap-on retired $100 million of debt with available cash during the fourth quarter 2005.

   -- Full-year 2005 net earnings were $92.9 million, or $1.59 per diluted share, compared with $81.7 million, or $1.40 per diluted share, in 2004. Net sales were essentially flat at $2.3 billion in 2005 compared with the prior year.

   -- Snap-on separately announced today that its board of directors increased the quarterly cash dividend by 8% to $0.27 per share.

   "During the fourth quarter and past year, we made continued progress on enhancing our customer service and operating effectiveness," said Jack D. Michaels, chairman, president and chief executive officer. "Our 'first-time fill' rate, a measure of order fulfillment, improved by 40% in Snap-on's U.S. hand tools operations from a year ago, and our consolidated operating margin increased 120 basis points for the full year. We achieved substantial improvements in the results of our Commercial & Industrial Group and solid margin performance in the Diagnostics & Information Group by applying rapid continuous improvement. I wish to thank Snap-on's associates for their hard work.
   "However, we have more to do as Snap-on's results, particularly in the Dealer segment, are not yet satisfactory," said Michaels. "We believe our strategies and business plans for 2006 and beyond will enable us to advance our goals - profitably grow sales, further lower costs and maintain strong cash flow - and thereby create long-term shareholder value and sustainable success for Snap-on, its shareholders, associates, franchisees and other distributor partners.
   "The board's decision to increase the dividend reflects the progress being made and our confidence in these plans and prospects for delivering continued strong cash flow and improved profitability long term," said Michaels.

   Fourth-quarter Results

   Net sales were $563.4 million in the fourth quarter of 2005 compared with $591.8 million in the fourth quarter of 2004. Currency negatively impacted sales by $14.4 million, while the impact on total operating earnings was negligible. Sales volume declined in the Snap-on Dealer Group and the Diagnostics & Information Group. Total revenue was $573.6 million in the fourth quarter of 2005 compared with $610.0 million in the prior year, which includes an $8.0 million decline in financial services revenue, principally caused by the impact of higher year-over-year interest rates on Snap-on's domestic finance business.
   Net earnings were $27.4 million in the fourth quarter of 2005 compared with $24.0 million in the fourth quarter of 2004. The fourth-quarter 2005 net earnings included $0.5 million of higher U.S. income tax expense from the repatriation of additional foreign earnings under the American Jobs Creation Act of 2004.
   Operating earnings improved to $43.6 million, or 7.6% of total revenue, in the fourth quarter of 2005 compared with $38.0 million, or 6.2% of total revenue, a year ago. The increase in operating earnings is principally the result of improved margins in the Commercial & Industrial Group, lower restructuring and other severance costs of $5.6 million year over year, $3.6 million higher benefit from the reduction in LIFO-valued inventories as a result of the Company's inventory management initiatives, and lower overall operating expenses. Benefits from continuous improvement initiatives and higher selling prices more than offset increased steel and freight costs, continued higher manufacturing expenses in the U.S. hand tool plants and a lower contribution from financial services.
   Cash flow from operating activities improved to $104.4 million in the 2005 fourth quarter compared with $12.6 million for the year-ago period, which had included a $63.6 million pension contribution. Net income and depreciation contributed $39.6 million to the quarter's cash flow and $63.4 million was from improved management of inventories and accounts receivable. The cash flow was used to fund $12.3 million of capital expenditures, as well as $29.0 million for share repurchases and shareholder dividends in the fourth quarter. Also during the fourth quarter, Snap-on retired its $100 million of 6 5/8% 10-year notes with available cash. At year-end 2005, cash and cash equivalents were $170.4 million compared with $178.3 million at the end of the third quarter 2005. Total debt was $226.5 million at year-end 2005 compared with $331.0 million at the end of fiscal year 2004.
   During 2005, shareholders' equity was reduced by $92.5 million from the effect of foreign currency translation and by $92.9 million associated with a minimum pension liability adjustment that resulted from a change in the year-end discount rate from 5.6% to 5.3%.

   Segment Results

   Snap-on Dealer Group operating earnings were $20.6 million on total revenue of $233.3 million in the fourth quarter of 2005, compared with $22.7 million of operating earnings on $247.7 million of total revenue in the fourth quarter of 2004.
   Segment operating earnings for the fourth quarter of 2005 decreased largely as a result of lower North American sales, cost increases for steel and freight, and continued higher manufacturing expenses in the U.S. hand tool plants due to efforts to improve fill rates and reduce backorders. These costs were partially offset by benefits from higher selling prices, efforts to lower operating expenses and benefits from LIFO-inventory reductions.
   Sales in the North American dealer business were down 4.9%, primarily due to a lower number of vans in operation as previously anticipated. In the international dealer business, sales decreased 9.5% year over year, largely due to currency translation.
   Commercial & Industrial Group operating earnings improved to $22.9 million on total revenue of $278.2 million in the fourth quarter of 2005 compared with operating earnings of $12.5 million on $289.3 million of total revenue in the fourth quarter of 2004.
   The significant earnings increase reflects higher sales of hand tools in the industrial marketplace, an improved gross margin and lower operating expenses. The operating margin improvement primarily reflects savings from product cost-reduction initiatives, benefits from facilities rationalization and consolidation, increased efficiencies associated with continuous improvement activities, and higher selling prices. These benefits were partially offset by higher steel costs, continued costs associated with streamlining and integrating the European commercial and industrial tool operations, and the continued investment spending to support Snap-on's growth strategy in Asia and other emerging markets.
   Sales volume was essentially flat in the quarter, with the $11.1 million decrease in total revenue principally representing currency translation. Increased sales volume of hand tools for commercial and industrial applications worldwide offset a decline in vehicle service equipment sales.
   Diagnostics & Information Group operating earnings were $12.1 million on total revenue of $100.7 million for the fourth quarter of 2005 compared with $12.4 million of operating earnings on $124.9 million of total revenue in the fourth quarter of 2004.
   The decline in fourth-quarter sales largely reflects the comparison against the successful global launch of new Snap-on(R) brand diagnostics products in the prior year, as well as the impact of lower OEM facilitation sales year over year. Despite lower sales, the operating margin improved to 12.0% in the fourth quarter of 2005 from 9.9% a year ago, primarily due to benefits from continuous improvement actions.
   Financial Services operating earnings were $2.8 million on $10.2 million of total revenue compared with $6.2 million of operating earnings on $18.2 million of total revenue in the fourth quarter of 2004. Operating earnings decreased in the fourth quarter of 2005 principally as a result of higher interest rates, as well as the impact from lower credit originations associated with the lower sales in the U.S. dealer business.
   Corporate general expenses were $14.8 million in the fourth quarter of 2005 compared with $15.8 million a year ago.

   2006 Strategic Priorities

   Snap-on's 2006 strategic priorities are to continue to build on the improvement initiatives already underway in the Commercial & Industrial and Diagnostics & Information Groups, and to strengthen the operating and financial performance of the Snap-on Dealer Group.
   During the past few years, Snap-on has made significant progress in improving the operating performance of the Commercial & Industrial Group. The Company has rationalized its brands and the Group's operating footprint, moved toward lower-cost sourcing and manufacturing, and created an integrated pan-European marketing presence.
   Investments also have been made to support advanced technology products, such as Snap-on's next-generation tire and wheel service equipment introduced in the last two years, and to establish an operating presence in emerging growth markets, such as China, India, and Eastern Europe. As a result, Snap-on is seeing improved levels of customer service, market penetration and profitability.
   Snap-on's 2006 plan for the Commercial & Industrial Group builds on this success and on the following strategic priorities:

   --  Continue to invest in emerging market growth initiatives;

   -- Increase market share in industrial tools through continued improvements in fill rates and product innovation, and by extending the Company's reach to new customers;

   -- Continue to invest in productivity-enhancing products that utilize advanced technology; and

   -- Remain focused on lower-cost manufacturing and sourcing initiatives.

   In the Diagnostics & Information Group, significant accomplishments have been made during the past three years as a result of Snap-on's strategic focus on creating an integrated
"instrumentation with information" business.

   -- Two-thirds of the Group's engineering development is now concentrated on high-value-added data-stream applications;

   -- Complexity and structural costs were reduced and faster product-development cycles achieved; and

   -- Investments were made to support better business-to-business initiatives that include development and distribution of essential diagnostics and tools, and facilitation services for vehicle manufacturers and their dealership networks.

   The 2006 strategic priorities for the Diagnostics & Information Group will continue to emphasize process improvements and new products, such as the recent launch of Mitchell 1's new customer service programs, to support continued revenue growth and increased profitability. Snap-on also expects to leverage its market-leading capabilities to capitalize on the growing need for products and services related to advanced diagnostics, vehicle interface and data-stream communications.
   In the Snap-on Dealer Group, considerable effort was made during the past year to evaluate and analyze marketplace data, the existing franchise business and its growth potential. This review has reaffirmed the growth opportunities available to Snap-on, as well as its competitive strengths -- namely, the Snap-on brand, the Company's mobile van tool distribution system, which is the preferred system for the automotive service industry, the innovative and extensive line of products, and the substantial breadth and experience of Snap-on's franchisees.
   To fully capitalize on these strengths, the review also indicated that more investment would enhance the Company's responsiveness to its franchisees and customers, and enable Snap-on to identify better ways to assist franchisees in strengthening their businesses. Accordingly, Snap-on's 2006 strategic priorities to increase sales and profitability for the Snap-on Dealer Group are focused on the following:

   -- Continue on the Company's existing path to improve and transform manufacturing and the supply chain into a market-demand based replenishment system, with lower costs;

   -- Continue to improve service and value to franchisees and customers;

   -- Further enhance the sales and profitability of Snap-on's franchisees; and

   -- Extend the Group's brand and product lines into targeted niche markets that are currently underdeveloped.

   Specific initiatives in each of these areas are underway. Snap-on believes that by executing on these focus areas, along with a continued commitment to new innovative products and rapid continuous improvement to drive lower costs, the Company and its franchisees will realize stronger growth and profitability.

   Financial Outlook

   Snap-on expects to improve its current 7.1% operating margin to 10%, or greater, over the next three years, as it continues making progress toward a targeted long-term goal of a mid-teens operating margin. Snap-on believes its end-customer markets will grow at rates approximating GDP, and that the successful achievement of its plans and initiatives should improve the Company's market share over time.
   For 2006, Snap-on expects, on a consolidated basis, continued improving performance in the Commercial & Industrial and Diagnostics & Information Groups to be offset by a higher level of spending in the Snap-on Dealer Group, particularly in the first two quarters of 2006, as it implements certain initiatives to improve its franchise system, resulting in an expected decline in Dealer segment operating earnings year over year in 2006. On a consolidated basis, this is expected to result in modestly lower year-over-year net earnings in the first two quarters of 2006. Snap-on expects a recovery in its net earnings performance to occur in the second half of 2006 and to make steady progress into 2007.
   Consolidated net sales in 2006 are expected to grow at a low-single-digit rate year over year, reflecting increased sales in all segments except the Snap-on Dealer Group, where sales are expected to remain flat for the full year.
   In the Commercial & Industrial and Diagnostics & Information business segments, Snap-on expects that the realization of its strategic priorities will result in increased operating earnings in 2006 over the level of 2005. Tempering this growth in 2006 will be an expected $10 million to $15 million of higher operating spending to continue the Company's expansion in Asia and other emerging growth markets, and to support innovative new, information-based diagnostics products.
   In the Snap-on Dealer segment, the Company expects to incur approximately $15 million of incremental costs in 2006 to increase field support and to support other franchise system initiatives. An additional $8 million to $10 million of investment spending will be necessary in 2006 to support customer service and supply chain initiatives, and to support important new marketing programs to increase market share. It is expected that the benefits of these programs will reduce inventories, increase the number of technicians being served and lower costs. Snap-on also expects to realize $13 million of annual cost savings in 2006 associated with ongoing initiatives to further improve its manufacturing facilities. The Company will invest an additional $10 million to $15 million of capital expenditures to upgrade U.S. manufacturing plants.
   Additionally, as part of ongoing initiatives aimed at integrating the Company's global operating footprint and lowering its cost structure, Snap-on expects to incur restructuring costs of approximately $20 million in 2006, consistent with 2005 levels.
   In the Financial Services segment, Snap-on expects results to continue to be under pressure from rising interest rates, although not as significantly as in 2005.
   Also included in this earnings outlook, Snap-on anticipates that the impact of adopting new stock option accounting rules, at current and anticipated grant levels, will reduce consolidated operating income in 2006 by approximately $6 million to $8 million. As a result of retiring $100 million of its debt in October 2005, Snap-on expects lower interest expense for 2006. Snap-on believes its 2006 effective tax rate will approximate 35% compared with the 37.2% incurred in 2005.
   "This is an exciting time of opportunity for Snap-on," said Michaels. "I believe we have the right leadership team, a talented group of associates and the right plan in place to enable us to achieve our goals. I am personally committed to seeing us build a solid foundation that will support sustainable growth. By being relentless in our focus on meeting and exceeding our customers' needs
- and never being satisfied with less than the best - I am confident that we can build a strong values-focused company for our shareholders and our associates."
   A discussion of this announcement will be webcast at 9:00 a.m. CST on Thursday, February 2, and a replay or transcript will be available following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link to the Webcast. Additional detail about Snap-on is also available on the Snap-on Web site.
   Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,300 people worldwide.

   Important information about forward-looking statements

   Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. For those forward-looking statements, Snap-on cautions the reader that numerous important factors, such as those listed below, as well as those factors discussed in Snap-on's Form 8-K filing dated July 27, 2005, could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Snap-on.
   These risks and uncertainties include, without limitation, uncertainties related to estimates, statements, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement reductions in workforce, achieve improvements in the company's manufacturing footprint and greater efficiencies in its supply chain, and enhance machine maintenance, plant productivity and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to retain and attract franchisees, further enhance service and value to franchisees and thereby enhance their sales and profitability, introduce successful new products, as well as its ability to withstand disruption arising from natural disasters, planned facility closures or other labor interruptions, litigation challenges and external negative factors including significant changes in the current competitive environment, inflation, interest rates and other monetary fluctuations; and the impact of legal proceedings, energy and raw material supply and pricing, and terrorist disruptions on business.
   Snap-on disclaims any responsibility to update any forward-looking statement provided in this release.
   For additional information, visit www.snapon.com.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                        Three Months Ended      Twelve Months Ended
                     ------------------------ ------------------------
                     December 31, January 1,  December 31, January 1,
                         2005        2005         2005        2005
                     ------------ ----------- ------------ -----------

Net sales             $    563.4  $    591.8  $  2,308.6   $  2,329.1
Financial services
 revenue                    10.2        18.2         53.6        78.1
                     ------------ ----------- ------------ -----------
Total revenue              573.6       610.0      2,362.2     2,407.2
Cost of goods sold        (316.2)     (327.1)    (1,288.7)   (1,319.8)
Operating expenses        (213.8)     (244.9)      (905.5)     (945.1)
                     ------------ ----------- ------------ -----------
Operating earnings          43.6        38.0        168.0       142.3
Interest expense            (4.6)       (5.6)       (21.7)      (23.0)
Other income
 (expense) - net             3.9         4.7          1.7         1.1
                     ------------ ----------- ------------ -----------
Earnings before
 income taxes               42.9        37.1        148.0       120.4
Income tax expense         (15.5)      (13.1)       (55.1)      (38.7)
                     ------------ ----------- ------------ -----------
Net earnings          $     27.4  $     24.0  $      92.9  $     81.7
                     ============ =========== ============ ===========


Earnings per share:
   Basic              $     0.47  $     0.42  $      1.61  $     1.41
   Diluted            $     0.47  $     0.42  $      1.59  $     1.40

Weighted-average
 shares outstanding:
   Basic                    57.9        57.6         57.8        57.9
   Effect of
    dilutive options         0.8         0.4          0.6         0.4
                     ------------ ----------- ------------ -----------
   Diluted                  58.7        58.0         58.4        58.3
                     ============ =========== ============ ===========


                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                        Three Months Ended      Twelve Months Ended
                     ------------------------ ------------------------
                     December 31, January 1,  December 31, January 1,
                        2005         2005        2005         2005
                     ------------ ----------- ------------ -----------

External revenue
Snap-on Dealer Group  $    233.3  $    247.7  $     994.5  $  1,020.6
Commercial and
 Industrial Group          254.3       258.5      1,009.0       987.2
Diagnostics and
 Information Group          75.8        85.6        305.1       321.3
Financial Services          10.2        18.2         53.6        78.1
                     ------------ ----------- ------------ -----------
Total external
 revenue              $    573.6  $    610.0  $    2,362.2  $  2,407.2
                     ============ =========== ============ ===========

Intersegment revenue
Snap-on Dealer Group  $       -   $       -   $        -    $       -
Commercial and
 Industrial Group           23.9        30.8        120.2       123.0
Diagnostics and
 Information Group          24.9        39.3        127.6       165.7
Financial Services             -           -            -           -
                     ------------ ----------- ------------ -----------
Total intersegment
 revenue              $     48.8  $     70.1  $     247.8   $   288.7
                     ============ =========== ============ ===========

Total revenue
Snap-on Dealer Group  $    233.3  $    247.7  $     994.5   $ 1,020.6
Commercial and
 Industrial Group          278.2       289.3      1,129.2     1,110.2
Diagnostics and
 Information Group         100.7       124.9        432.7       487.0
Financial Services          10.2        18.2         53.6        78.1
                     ------------ ----------- ------------ -----------
Segment revenue            622.4       680.1      2,610.0     2,695.9
Intersegment
 eliminations              (48.8)      (70.1)      (247.8)     (288.7)
                     ------------ ----------- ------------ -----------
Total consolidated
 revenue              $    573.6  $    610.0   $  2,362.2   $ 2,407.2
                     ============ =========== ============ ===========

Operating earnings
Snap-on Dealer Group  $     20.6  $     22.7   $     82.2   $    80.4
Commercial and
 Industrial Group           22.9        12.5         69.6        23.5
Diagnostics and
 Information Group          12.1        12.4         46.9        47.3
Financial Services           2.8         6.2         15.7        34.1
                     ------------ ----------- ------------ -----------
Segment operating
 earnings                   58.4        53.8        214.4       185.3
Corporate                  (14.8)      (15.8)       (46.4)      (43.0)
                     ------------ ----------- ------------ -----------
Operating earnings          43.6        38.0        168.0       142.3
Interest expense            (4.6)       (5.6)       (21.7)      (23.0)
Other income
 (expense) - net             3.9         4.7          1.7         1.1
                     ------------ ----------- ------------ -----------
Earnings before
 income taxes         $     42.9   $    37.1   $    148.0   $   120.4
                     ============ =========== ============ ===========


Segment revenues are defined as total revenues, including both external customer revenue and intersegment revenue. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including restructuring costs.

Due to changes in Snap-on's management organization structure, Snap-on realigned its business segments during the first quarter of fiscal 2005. The primary changes include the reclassification of Snap-on's technical representative support organization from the Snap-on Dealer Group to the Diagnostics and Information Group and the segregation of Snap-on's general corporate expenses from the operating earnings of the business segments. Prior period figures have been restated to reflect these changes. For additional information on Snap-on's segments, refer to the Current Report on Form 8-K filed April 15, 2005, and to Snap-on's other 2005 Current Reports on Form 10-Q that have been filed with the Securities and Exchange Commission.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                                Three Months Ended
                                             -------------------------
                                             December 31,  January 1,
                                                2005         2005
                                             ------------ ------------

Operating activities
Net earnings                                  $     27.4   $     24.0
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
    Depreciation                                    12.2         12.4
    Amortization of other intangibles                0.4          0.5
    Deferred income tax provision                    4.0         13.0
    Loss (gain) on sale of assets                    0.3         (1.7)
    Loss on mark to market for cash flow
     hedges                                          0.3          0.2
Changes in operating assets and liabilities:
    (Increase) decrease in receivables              21.5          8.8
    (Increase) decrease in inventories              41.9         22.4
    (Increase) decrease in prepaid and other
     assets                                         (7.2)       (76.0)
    Increase (decrease) in accounts payable            -        (13.3)
    Increase (decrease) in accruals and
     other liabilities                               3.6         22.3
                                             ------------ ------------
Net cash provided by operating activities          104.4         12.6

Investing activities
Capital expenditures                               (12.3)       (12.8)
Proceeds from disposal of property and
 equipment                                           1.5          6.0
Other                                                0.3            -
                                             ------------ ------------
Net cash used in investing activities              (10.5)        (6.8)

Financing activities
Payment of long-term debt                         (100.2)        (0.2)
Net increase (decrease) in short-term
 borrowings                                         16.6         (0.9)
Purchase of treasury stock                         (14.5)        (8.8)
Proceeds from stock purchase and option
 plans                                              11.6         11.2
Cash dividends paid                                (14.5)       (14.3)
                                             ------------ ------------
Net cash used in financing activities             (101.0)       (13.0)

Effect of exchange rate changes on cash and
 cash equivalents                                   (0.8)         3.9
                                             ------------ ------------
Increase in cash and cash equivalents               (7.9)        (3.3)

Cash and cash equivalents at beginning of
 period                                            178.3        153.3
                                             ------------ ------------
Cash and cash equivalents at end of period    $    170.4   $    150.0
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                        $     (3.0)  $     (0.9)
Net cash paid for income taxes                     (34.4)       (17.5)


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                Twelve Months Ended
                                              ------------------------
                                              December 31, January 1,
                                                 2005         2005
                                              ------------ -----------

Operating activities
Net earnings                                   $     92.9  $     81.7
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
   Depreciation                                      49.5        58.5
   Amortization of other intangibles                  2.7         2.5
   Deferred income tax provision                     14.6        21.6
   Gain on sale of assets                            (1.1)       (2.8)
   Loss (gain) on mark to market for cash
    flow hedges                                      (0.1)        1.5
Changes in operating assets and liabilities:
   (Increase) decrease in receivables                31.5        38.6
   (Increase) decrease in inventories                39.5        23.7
   (Increase) decrease in prepaid and other
    assets                                           20.2       (81.9)
   Increase (decrease) in accounts payable          (51.3)       (9.6)
   Increase (decrease) in accruals and other
    liabilities                                      22.7        13.0
                                              ------------ -----------
Net cash provided by operating activities           221.1       146.8

Investing activities
Capital expenditures                                (40.1)      (38.7)
Proceeds from disposal of property and
 equipment                                            8.9        17.3
Other                                                 0.3         0.6
                                              ------------ -----------
Net cash used in investing activities               (30.9)      (20.8)

Financing activities
Payment of long-term debt                          (100.2)       (0.5)
Net decrease in short-term borrowings                (2.5)       (2.9)
Purchase of treasury stock                          (32.1)      (38.2)
Proceeds from stock purchase and option plans        31.0        23.6
Cash dividends paid                                 (57.8)      (57.7)
                                              ------------ -----------
Net cash used in financing activities              (161.6)      (75.7)

Effect of exchange rate changes on cash and
 cash equivalents                                    (8.2)        3.6
                                              ------------ -----------
Increase in cash and cash equivalents                20.4        53.9

Cash and cash equivalents at beginning of
 period                                             150.0        96.1
                                              ------------ -----------
Cash and cash equivalents at end of period    $     170.4  $    150.0
                                              ============ ===========

Supplemental cash flow disclosures
Cash paid for interest                        $     (21.4) $    (22.9)
Net cash paid for income taxes                      (30.5)      (22.0)


                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)

                                              December 31, January 1,
                                                 2005         2005
                                             ------------- -----------

Assets
   Cash and cash equivalents                  $     170.4  $    150.0
   Accounts receivable - net of allowances          485.9       542.0
   Inventories                                      283.2       341.9
   Deferred income tax benefits                      76.3        77.1
   Prepaid expenses and other assets                 57.1        81.6
                                             ------------- -----------
     Total current assets                         1,072.9     1,192.6

   Property and equipment - net                     295.5       313.6
   Deferred income tax benefits                      57.8         9.4
   Goodwill                                         398.3       441.1
   Other intangibles - net                           64.0        70.0
   Pension assets                                    20.6       159.7
   Other assets                                      99.3       103.7
                                             ------------- -----------
     Total Assets                             $   2,008.4  $  2,290.1
                                             ============= ===========

Liabilities
   Accounts payable                           $     135.4  $    194.9
   Notes payable and current maturities
   of long-term debt                                 24.8       127.8
   Accrued benefits                                  35.4        34.5
   Accrued compensation                              62.2        57.2
   Dealer deposits                                   44.4        46.9
   Deferred subscription revenue                     26.6        26.2
   Income taxes                                      33.1        21.9
   Other accrued liabilities                        144.2       164.8
                                             ------------- -----------
   Total current liabilities                        506.1       674.2

   Long-term debt                                   201.7       203.2
   Deferred income taxes                             75.3        76.5
   Retiree health care benefits                      90.8        89.0
   Pension liabilities                               92.7        73.3
   Other long-term liabilities                       79.6        63.2
                                             ------------- -----------
   Total Liabilities                              1,046.2     1,179.4
                                             ------------- -----------

Shareholders' Equity
   Common stock                                      67.0        67.0
   Additional paid-in capital                       113.3       105.8
   Retained earnings                              1,143.8     1,108.7
   Accumulated other comprehensive
   income (loss)                                    (56.6)      129.1
   Grantor Stock Trust at fair market value        (120.3)     (147.0)
   Treasury stock at cost                          (185.0)     (152.9)
                                             ------------- -----------
   Total Shareholders' Equity                       962.2     1,110.7
                                             ------------- -----------
   Total Liabilities and Shareholders'
    Equity                                    $   2,008.4  $  2,290.1
                                             ============= ===========




    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             William Pfund (Investors), 262-656-6488